The McGeary Law Firm, P.C.
405 Airport Fwy., Suite 5
Bedford, Texas 76021
(817)-282-5885

September 22, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Skyhigh Resources, Inc. Registration Statement on Form S-1

Dear Member of the Staff:

I have been requested to issue my opinion as to the legal status of 1,000,000 common shares of Skyhigh Resources, Inc. (the “Company”) which are being registered on Form S-1 under the Securities Act of 1933 for sale by the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have, in connection with that request, examined the Certificate of Incorporation and By-laws of the Company, minutes a meeting of the Board of Directors of the Company on November 15, 2007 by which it authorized the Company to offer up to 1,000,000 common shares of the corporation at an offering price of $.025 per share pursuant to a Registration Statement on Form S-1. I have also examined a draft of the proposed registration statement on Form S-1, reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photostatic copies. I have also assumed that signing parties have had the power, corporate or other, to sign any and all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me it is my opinion that Skyhigh Resources, Inc. is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The 1,000,000 common shares to be offered and sold by the Company pursuant to the registration statement on Form S-1 are duly and validly authorized. Those 1,000,000 shares upon issuance and sale in the manner prescribed in the Registration will be validly authorized and issued, fully paid, and non-assessable common shares of the Company.

I will be available to respond to any questions the Staff of the Commission or Skyhigh Resources, Inc., itself, may have about the opinions expressed herein or the facts upon which they are based.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and in any amendment thereto.

Sincerely,

/s/ Aaron D. McGeary
Aaron D. McGeary